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                                                                     EXHIBIT 12

Ratio of Earnings to Fixed Charges
(Amounts in million of dollars)

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                                                          2001                     2000                    1999

Pre-tax income from continuing operations
before adjustment for income or loss from
equity investees                                          749                      416                     329

Fixed charges:

Interest costs and amoritization of debt
discount and premium on all indebtedness                  132                       43                      18

Rentals                                                    10                        6                       6

Total Fixed Charges                                       142                       49                      24

Pre-tax income from continuing operations
before adjustment for income or loss from
equity investees plus fixed charges                       874                      463                     347

Ratio of earnings to fixed charges                      6.15                     9.45                   14.46
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